CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-261457 on Form N-2 of our report dated February 24, 2023, relating to the financial statements and financial highlights of Blackstone Senior Floating Rate Term Fund (the “Fund”) appearing in this Annual Report on Form N-CSR for the year ended December 31, 2022.

/s/DELOITTE & TOUCHE LLP

Denver, Colorado

February 24, 2023